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PLIANT CORPORATION AGREES TO ACQUIRE UNIPLAST

         JUNE 18, 2001 - - SCHAUMBURG, IL - - Pliant Corporation today announced that it has agreed to acquire all of the outstanding shares of common stock of Uniplast Holdings, Inc. for stock of Pliant Corporation and cash in a transaction valued at approximately $55 million, including the assumption of approximately $40 million of debt. Uniplast is a manufacturer of multi-layer packaging films, industrial films and cast-embossed films in the United States and Canada. The closing of the transaction is expected to occur on or before July 31, 2001 and is subject to certain conditions, including government and bank approvals.

          "We are very excited about the acquisition of Uniplast. The combination of Pliant and Uniplast is consistent with our strategy of growing through internal expansion and through strategic acquisitions, " said Richard P. Durham, Pliant Chairman and Chief Executive Officer. "We look forward to the successful integration of these businesses, which will give us a combined capacity of over 1 billion pounds," he added.

         Founded in 1984, Uniplast grew through expansions in Canada and acquisitions in the U.S, including the acquisition of Pierson Industries in Palmer, Massachusetts, Turex Industries in Woonsocket, Rhode Island, and PCL Corporation in Columbus, Indiana. Today, Uniplast has annual sales of approximately $100 million and employs nearly 300 people in six plants (two plants in Canada, four in the U.S.).

         The Uniplast acquisition is the most recent endeavor in Pliant's continuous expansion strategy of growth through strategic business acquisitions. Pliant Corporation, formerly Huntsman Packaging Corporation, was formed in 1992 to acquire Goodyear Tire and Rubber Company's Film Products Division. Since that time, it has acquired and successfully integrated 13 additional film and flexible packaging businesses.

         Pliant Corporation is one of North America's leading producers of value-added plastic films for flexible packaging, food, personal care, medical, agricultural and industrial applications. With annual sales of approximately $850 million, over 3,000 employees and more than 20 manufacturing and R&D facilities worldwide, Pliant Corporation is committed to delivering superior value to each of its customers.



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         Part of this news release contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those projected in the forward-looking statements. The risks and uncertainties are detailed from time to time in Pliant's reports filed with the Securities and Exchange Commission, including but not limited to Pliant's 2000 Annual Report on Form 10-K.